Exhibit 99

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.hennessey@nationalcity.com	Kristen.bairdadams@nationalcity.com
NATIONAL CITY ISSUES STATEMENT IN RESPONSE TO MEDIA
COVERAGE
CLEVELAND, Ohio, June 10, 2008 — Today, National City Corporation (NYSE: NCC) Chairman, President and CEO Peter E. Raskind issued the following statement in response to recent media coverage regarding regulatory matters:
“Generally, the relationship between a bank and its regulators is characterized by confidentiality. Unfortunately, however, someone has breached the confidential relationship between National City and our regulators. Given the potential concerns and misunderstandings that this breach could cause for our many stakeholders, we can confirm that National City entered into Memoranda of Understanding with the Office of the Comptroller of the Currency and the Federal Reserve Bank of Cleveland on May 5 and April 29, 2008, respectively. These MOU’s address the issues of capital management, risk management, asset quality and liquidity management which have already been publicly disclosed and discussed, including in our most recent 10-Q filing. There have been no material developments since our capital raise, and the MOU’s focus on issues that existed at the time of the capital raise. Further, the MOU’s have no material impact on our ability to serve our customers and communities. Respecting the nature of the bank/regulator relationship and applicable legal requirements, we will not release the actual language of the MOU documents.
Following our recent $7 billion capital raise, National City has the highest Tier 1 capital ratio among large banks in the United States. Our debt ratings are solidly investment grade and stable. We stand ready to serve our customers and communities with confidence, and we are determined to rebuild value for our stockholders.”
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.

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